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                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                   EXHIBIT 11

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                                                                                               YEAR ENDED
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                                                                                      FEBRUARY 28,   FEBRUARY 28,
                                                                                        1998 (2)       1997 (2)
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Weighted average number of common shares outstanding for basic earnings per share...     14,318,900      1,351,000
Potential dilutive common shares:
  Add shares issuable pursuant to warrant agreements less shares assumed repurchased
    at the average market price.....................................................          9,800(1)        12,900(1)
  Add shares issuable pursuant to stock options less shares assumed repurchased at
    the average market price........................................................            100(1)         1,500(1)
  Add shares issuable from assumed conversion of convertible promissory notes.......        861,500(1)        58,300(1)
  Add additional dilutive shares issuable assuming conversion of all preferred stock
    into common stock...............................................................       --            4,525,600(1)
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Tentative number of shares for computation of diluted earnings per share............     15,190,300      5,949,300
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Loss applicable to common stock.....................................................  $  (1,176,800) $  (1,283,300)
  Add back provision for preferred dividends relating to convertible preferred
    stock...........................................................................       --            1,508,700
  Add back interest expense for convertible promissory notes assumed converted......         66,300         47,400
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Tentative earnings (loss) computation for diluted earnings per share................  $  (1,110,500) $     272,800
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Basic loss per common share.........................................................  $       (0.08) $       (0.95)
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Diluted loss per common share (3)...................................................  $       (0.08) $       (0.95)
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(1) Not used in diluted earnings per share calculation as effect would be antidilutive.

(2) All share data reflects the retroactive effect of a one for twenty-five reverse split, effected March 4, 1997.

(3) Determined based upon the loss applicable to common stock divided by the weighted average number of common shares since the effect of potential dilutive shares is anti-dilutive.